Exhibit 10.5

BLACKBOARD, INC.

Amendment to Restricted Stock Unit Agreement

Granted Under the Amended and Restated 2004 Stock Incentive Plan

THIS AMENDMENT (the “Amendment”) is made between Blackboard, Inc., a Delaware corporation (the “Company”), and Michael L. Chasen (the “Participant”) (the Company and the Participant, collectively, the “Parties”), and amends the Restricted Stock Unit Agreement dated October 15, 2009 (the “Agreement”) only with respect to restricted stock units representing the right to receive Ninety Seven Thousand One Hundred and Ninety (97,190) shares of common stock of the Company (the “Modified RSUs”).

The Parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

1. Upon consummation of the transactions (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of June 30, 2011, as amended from time to time, by and among Bulldog Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Bulldog Super Holdco, Inc., f/k/a Bulldog Super Holdco, LLC (“Bulldog Holdings”), Bulldog Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Bulldog Holdings, and the Company (the “Merger Agreement”), (i) the Modified RSUs shall represent the right to receive Forty One Thousand Nine Hundred Twenty Two (41,922) shares of Bulldog Super Holdco, Inc. common stock, par value $0.01 per share, and (ii) the Participant shall execute a joinder to the Bulldog Super Holdco, Inc. Stockholders Agreement.

2. Section 2.(a) of the Agreement is amended, with respect to the Modified RSUs, in its entirety to read as follows:

“The RSUs shall vest in full on December 1, 2012 provided that the Participant remains an Eligible Participant on December 1, 2012.”

3. Section 2.(b) of the Agreement is amended, with respect to the Modified RSUs, in its entirety to read as follows:

“Notwithstanding the foregoing, the RSUs shall vest in full on the earlier of (i) the occurrence of a Change in Control Event occurring on or after November 1, 2011, provided that the Participant remains an Eligible Participant on the closing date of such Change in Control Event, and (ii) the date the Participant is terminated without Cause, resigns with Good Reason, dies or incurs a Disability, in each case prior to December 1, 2012. The date upon which the RSUs vest shall be referred to as the “Vesting Date.”

4. To the extent that the Participant’s employment agreement would provide otherwise with respect to this Amendment, the terms and conditions of this Amendment shall be controlling.

5. This Amendment shall be effective upon consummation of the Merger. If the Merger does not occur or the Merger Agreement is terminated in accordance with the terms thereof, (i) this Amendment shall be void ab initio, (ii) all restricted stock units held by the Participant shall remain outstanding in accordance with the terms of the Agreement, and (iii) neither the Company, Bulldog Super Holdco, Inc. nor any other person or entity shall have any liability to the Participant pursuant to this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date indicated below.

Dated: October 4, 2011

BLACKBOARD, INC.

By:	/s/ Matthew Small
Name:	Matthew Small
Title:	Chief Business Officer

PARTICIPANT

/s/ Michael L. Chasen
Michael L. Chasen